AMENDMENT TO

STOCK EXCHANGEAGREEMENT

THIS AMENDMENT TO STOCK EXCHANGEAGREEMENT dated as of September 2, 2008, ("Exchange Agreement") made and entered into as of [September 17], 2008, by and among Integrated Freight Systems, Inc., a Florida corporation, (“IFSI”), Monte W. Smith and Mary Catherine Smith (“Mr. & Mrs. Smith”) the sole stockholders of Smith Systems Transportation, Inc., a Nebraska corporation, (“SSTI”), and SSTI.

W I T N E S S E T H :

WHEREAS, the parties to the Exchange Agreement deem the transactions contemplated by the Exchange Agreement to have been closed on September 2, 2008, the Closing Date; and

WHEREAS, the parties desire to amend the Exchange Agreement for the purpose of making ISFI's affairs more acceptable to public and private investors, in particular by eliminating the feature contained in Section 5.08(c), and providing a greater consideration to Mr. & Mrs. Smith;

NOW, THEREFORE, in consideration of the premises herein before set forth, in reliance hereon and the mutual promises, one to another made herein, and the reliance of each party upon the other(s) based hereon and other good and valuable consideration, the receipt and sufficiency of which the parties respectively acknowledge, the parties agree, for purposes of amending the Exchange Agreement and the transaction(s) contemplated therein, as follows:

Section 2.02 of the Exchange Agreement is amended to change the number of shares issuable to each of Mr. Smith and Mrs. Smith to 412,500 shares from 375,000 shares.

                 Section 2.03 of the Exchange Agreement is amended and restated as follows:

Promissory note based on performance. IFSI will deliver a promissory note in the sum of $125,000 to each of Mr. Smith and Mrs. Smith; provided, that in the event (a) SST's net revenues for the twelve month period ending on the last day of the month preceding 365th day after the Closing Date is less than (b) the net revenues the twelve month period ended on the last day of the month preceding the Closing Date (such gross revenue amounts subject in each case to normally occurring and extraordinary accounting adjustments, as made in accordance with GAAP at the fiscal year end in which the respective twelve month periods end), then the principal amount of each promissory note shall be reduce by one-half of the remainder derived by subtracting (a) from (b). Each promissory note shall have a maturity date of thirteen months (to allow for the comparison of gross revenues provided in the preceding sentence), bear interest at a rate of eight percent simple interest per annum and shall be secured by a pledge of and security interest in the SSTI Securities purchased by IFSI from the noteholder under the Exchange Agreement. In the event ISFI fails to pay a promissory note at maturity and the noteholder takes the pledged SSTI Securities in satisfaction thereof, then the noteholder shall return to ISFI all of ISFI's common stock the noteholder received under the Exchange Agreement.

Sections 3.02 and 3.03 of the Exchange Agreement are amended and restated, respectively, as set forth in the attached Schedule of Deliverables.

Section 5.08(b) of the Exchange Agreement is amended to change the words "additional consideration" to "promissory notes.

                 Section 5.08(c) is deleted in its entirely.

                A new Section 8.05 is added to the Exchange Agreement which states:

Restrictions on sale of IFSI's common stock. Neither Mr. nor Mrs. Smith shall sell, transfer, assign or hypothecate any of IFSI's common stock until the promissory notes issued pursuant to Section 2.03, as amended, have been paid in full.

The parties acknowledge that it was their respective intents to Close the exchange transaction as of September 2, 2008. In view of these amendments to the Exchange Agreement and the incomplete deliveries made on and after the Closing Date as of September 2, 2008, the parties agree that the deliveries made at and after that Closing date shall be deemed to be held in escrow, subject to completion and deliveries of such documentation in accordance with the Schedule of Deliverables attached hereto and that all time periods beginning on and running from the Closing Date as provided in the Exchange Agreement shall be deemed to begin on and run from _________, 2008.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year second above written.

[Corporate Seal]	Integrated Freight Systems, Inc.

Attest:	By: /s/ Paul A. Henley
Paul A. Henley, President

/s/ Jackson L. Morris, Secretary

[Corporate Seal]	Smith Systems Transportation, Inc.

Attest:	By: /s/ Monte W. Smith
Monte W. Smith, President

/s/ Mary C. Smith, Secretary

/s/ Monte W. Smith

Monte W. Smith

/s/ Mary C. Smith

Mary Catherine Smith

Schedule of Deliverables

Stock Exchange Agreement re: Smith Systems Transportation, Inc.

Exchange Agreement signed by	☐ Smiths and	☐ Integrated.
Closing Memorandum signed by	☐ Smiths and	☐ Integrated.
Exchange Agreement Amendment signed by	☐ Smiths and	☐ Integrated.

Section 3.02.  Mr. & Mrs. Smith’s and SSTI’s deliveries at the Closing. At the Closing, Mr. & Mrs. Smith and SSTI will deliver to IFSI:

☐ (a) Certificate of good standing in SSTI’s state of incorporation and all states in which it is required to qualify to do business;

☐ (b) Certificates representing all of SSTI’s Securities;

☐ (c) Officers’ and Secretary’s and Certificates of SSTI in the form set forth in Exhibits “A” and “B”, respectively;

☐ (d) A resignation from any member of SSTI’s board of directors and officers, other than Mr. & Mrs. Smith;

☐ (e) Action by SSTI’s board of directors electing Paul A. Henley as a director of SSTI.

☐ (f) A document reflecting the mutual amendment of Mr. Smith’s employment agreement with SSTI to reflect terms of employment negotiated pursuant to this Agreement.

☐ (g) A non-competition and confidentiality agreement executed by Mr. Smith in favor of IFSI

☐ (h) The original of SSTI’s corporate minute book and related documents.

Section 3.03. IFSI’s and Mr. Henley’s deliveries at the Closing. At the Closing, IFSI will deliver to Mr. & Mrs. Smith

☐ (a) two certificates each representing 375,000 shares of IFSI’s common stock, as provided in Section 2.02, registered in the name of Mr. Smith and of Mrs. Smith, respectively, provided the social security number of each is delivered to IFSI not less than five business days prior to the Closing; and

☐ (b) Action by IFSI’s board of directors electing Mr. Smith as a director of IFSI;

☐ (c) Officers’ and Secretary’s Certificates of IFSI in the form set forth in Exhibits “A” and “B”, respectively; and

Additional deliveries added by amendment:

☐ (d) Two promissory notes in the amount of $125,000 each payable to Mr. Smith and to Mrs. Smith, the notes as described in the Amendment.

☐ (e) Two certificates each representing 37,500 shares of IFSI’s common stock, as provided in Section 2.02, registered in the name of Mr. Smith and of Mrs. Smith, respectively.